UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)        March 11, 2009 (March 4, 2009)

LAS VEGAS SANDS CORP.
(Exact name of registrant as specified in its charter)
NEVADA
(State or other jurisdiction of incorporation)
001-32373	27-0099920
(Commission File Number)	(I.R.S. Employer Identification No.)

3355 LAS VEGAS BOULEVARD SOUTH LAS VEGAS, NEVADA	89109
(Address of principal executive offices)	(Zip Code)

(702) 414-1000
(Registrant’s Telephone Number, Including Area Code)

NOT APPLICABLE
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

As previously disclosed, Las Vegas Sands Corp. (“LVSC”) announced on March 9, 2009 that it has appointed Michael A. Leven as the President and Chief Operating Officer of LVSC and its wholly-owned subsidiary, Las Vegas Sands, LLC (together with LVSC, the “Company”). The appointment is effective as of March 11, 2009, instead of April 1, 2009, as previously reported.

The Company entered into an employment agreement with Mr. Leven on March 11, 2009. The employment agreement expires on March 11, 2011 but can be extended for successive one-year periods upon the mutual agreement of the parties no later than 90 days prior to the expiration of the initial or any renewal term of the agreement.

Under his employment agreement, Mr. Leven will receive an annual base salary of $2,000,000. He also will be eligible to receive an annual bonus, with a target bonus of 50% of his base salary, subject to the achievement of performance targets to be established. On March 11, 2009, Mr. Leven was granted an option to purchase 3,000,000 shares of LVSC common stock under the Company’s 2004 Equity Award Plan (the “Plan”). On January 1, 2010, he will be granted an additional option to purchase at least 1,000,000 shares of LVSC common stock under the Plan, the final amount of the grant to be subject to the determination of the Company’s Compensation Committee. Each option shall vest as to 25% of the shares subject to such option on March 11, 2010 and each option shall become fully vested on March 11, 2011. Each option will expire on March 11, 2014.

Mr. Leven will be entitled to receive perquisites and employee benefits generally made available to the Company’s other similarly situated senior executives. The Company also will pay the initiation fee for membership in a country club of his choice.  In addition, Mr. Leven will be entitled to receive other employee benefits generally made available to the Company’s employees.

In the event that Mr. Leven’s employment is terminated by the Company (other than for Cause as defined in the agreement) or by reason of his death or disability or if Mr. Leven terminates his employment for Good Reason (as defined in the agreement), he will be entitled to receive: (i) his accrued and unpaid base salary and bonus(es) through the date of termination; (ii) a lump sum cash payment of 50% of the base salary he would have received had he remained employed through the remainder of the term plus $500,000; and (iii) continued participation in the health and welfare benefit plans of the Company during the remainder of the term (or, if earlier, until he receives health and welfare coverage with a subsequent employer.

In addition, if (a) Mr. Leven’s employment is terminated prior to the expiration of the term because the Company discharges him (other than for Cause), (b) he terminates his employment for Good Reason, (c) his employment is terminated due to his death or disability, or (d) there is a change of control of the Company (as defined in the agreement), then each option will immediately become fully vested and exercisable and remain outstanding through its originally scheduled expiration date.

Mr. Leven’s employment agreement may not be amended, changed or modified except by a written document signed by each of the parties.

Separately, Sheldon G. Adelson, the Company’s Chief Executive Officer and principal stockholder, has personally agreed to make a jet aircraft  that is capable of flying non-stop between Las Vegas, Nevada, and Atlanta, Georgia, available to Mr. Leven in connection with Company business and personal use.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: March 17, 2009

LAS VEGAS SANDS CORP.
By:	/s/ J. Alberto Gonzalez-Pita
Name: J. Alberto Gonzalez-Pita Title: Senior Vice President & General Counsel

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